Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) is by and between William Turcotte (the “Executive”), Noble Services Company LLC, a Delaware limited liability company (the “Company”) and Noble Corporation plc, a public limited company organized under the laws of England and Wales (“Parent”).

WHEREAS, the Executive and the Company are party to that certain employment agreement dated as of February 5, 2021 (the “Employment Agreement”); and

WHEREAS, the Executive will transition from his position as Senior Vice President, General Counsel and Corporate Secretary of the Company effective as of the Transition Date and retire as an employee of the Company effective as of the Separation Date (each, as defined below).

NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:

1. Transition; Separation.

The Executive will continue to be employed as the Senior Vice President, General Counsel and Corporate Secretary of the Company from the date of this Agreement through April 1, 2023 (the “Transition Date”). Following the Transition Date, the Executive will continue to be employed by the Company as a full-time employee of the Company in the capacity of Senior Advisor to the Chief Executive Officer, from the Transition Date through the date determined by the Company in its sole discretion that is no earlier than February 1, 2024 and no later than February 28, 2024, unless earlier terminated by the Company for Cause (as defined herein) or by the Executive for any reason (the date of the Executive’s actual termination of employment with the Company, including in the event of Executive’s death or “Disability” (as defined in the Employment Agreement), the “Separation Date”). As Senior Advisor to the Chief Executive Officer, Executive’s duties will be comprised of the following: reasonably assist with the transition of Executive’s former role to his successor; provide strategic advice and support to the Company’s Chief Executive Officer; and only such other duties as may be agreed in writing between the Chief Executive Office and Executive following the Transition Date.

(a) From the Transition Date through the Separation Date, the Executive will continue to receive the Executive’s Base Salary (as defined in the Employment Agreement) at its current rate of $470,000 per year, receive an Annual Bonus for the 2022 as contemplated in the Employment Agreement, and participate in the Company’s employee benefit plans in accordance with their terms. Except as set forth in Section 2(b), the Executive will not be eligible for an annual bonus with respect to the 2023 or 2024 fiscal years, and the Executive will not be eligible for an annual equity award grant with respect to the 2023 or 2024 fiscal years. For the avoidance of doubt, except as expressly provided herein, prior to the Separation Date, the Executive’s employment with the Company will continue to be governed in all respects with the terms and conditions set forth in the Employment Agreement, provided that the provisions of this Agreement (including, but not limited to, the change in the Executive’s duties and responsibilities and the changes to the Executive’s equity and non-equity incentive compensation as contemplated by this

Agreement) shall in no event constitute “Good Reason” for purposes of the Employment Agreement or any other agreement or arrangement by and between the Executive and the Company or any of its affiliates, including but not limited to the Equity Agreements (as defined below). Further for the avoidance of doubt, the parties do not intend that the Employment Term (as defined in the Employment Agreement) be extended beyond the Initial Employment Term (as defined in the Employment Agreement) other than in connection with the performance of this Agreement, and this Agreement serves as prior written notice that the Employment Term shall not otherwise be extended.

(b) Effective as of the Transition Date (unless otherwise mutually agreed by the parties), the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from his position as the Senior Vice President, General Counsel and Corporate Secretary of the Company, and, except as expressly provided in this Section 1, from all of the Executive’s other positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates). The Executive shall execute such additional documents as reasonably requested by the Company to evidence the foregoing resignations.

(c) For the avoidance of doubt, in order to receive the Severance Benefits (as defined below), the Executive must not voluntarily terminate his employment prior to the Separation Date (other than in the event of Good Reason as set forth in the Employment Agreement and as modified above, or a material breach of this Agreement by the Company, which shall also be considered Good Reason (together “Good Reason”), subject, in each case, to the notice and cure provisions set forth in the definition of Good Reason in the Employment Agreement) or be terminated by the Company for Cause prior to the Separation Date; provided, however, that in the event of the Executive’s death or Disability (or termination for Good Reason ), the Executive (or the Executive’s estate) will be entitled to receive the Severance Benefits in accordance with the terms and conditions of this Agreement. For this purpose, “Cause” has the meaning set forth in the Employment Agreement, provided that clauses (i) and (ii) thereof will be deleted and replaced in their entirety with the following: “(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company, which specifically identifies the manner in which the Chief Executive Officer of the Company believes the Executive has not substantially performed the Executive’s duties and identifying the manner of performance expected; (ii) the willful refusal to comply with the lawful instructions of the Chief Executive Officer of the Company that are consistent with the Executive’s position, which failure, to the extent curable, is not cured within fifteen (15) days following receipt of written notice from the Company or such other later time as may be reasonably required for such compliance in the Company’s sole reasonable, good faith discretion.

2. Final Compensation; Severance; Survival of Rights and Obligations.

(a) Final Compensation. Within thirty (30) business days following the Separation Date (or such earlier time as may be required by applicable law), the Company shall pay the Executive (i) the Executive’s Base Salary for the final payroll period of the Executive’s employment through the Separation Date, (ii) any vacation time earned but not used as of the Separation Date, (iii) reimbursement for business expenses incurred by the Executive but not yet paid to the Executive as of the Separation Date; provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the Separation Date, and provided further that such expenses are reimbursable under Company policies as then in effect; and (iv) any amounts or benefits due to the Executive under any benefit or equity plan, program or arrangement in accordance with the terms of such plan, program or arrangement. The Executive shall also receive his vested and accrued benefits pursuant to the terms of any applicable Company employee benefit plans, which vested and accrued benefits shall be paid or provided to the Executive in accordance with the terms of such applicable Company employee benefit plans.

(b) Severance Payments. Provided that the Second Release Effective Date (as defined below) occurs, and subject to the Executive’s compliance in all material respects with the terms and conditions of this Agreement, the Company agrees to pay to Executive an amount equal to the sum of (i) two (2) times the sum of (A) the Executive’s Base Salary (as defined in the Employment Agreement) and (B) Executive’s Annual Bonus (as defined in the Employment Agreement), determined by multiplying his Target Percentage (as defined in the Employment Agreement) of 70% by his Base Salary, and (ii) an amount equal to eighteen (18) multiplied by the amount of the monthly premium for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the Executive (and his covered dependents, if applicable) under the group health plan of the Company as of the Separation Date and (iii) the Executive’s Annual Bonus for calendar year 2023, with the amount determined based on actual performance of Executive’s duties in the sole good faith discretion of the Board of Directors of Parent (the “Parent Board”) and the Chief Executive Officer of the Company (such payments, less applicable federal, state, and local withholdings, taxes and any other deductions required by law, the “Severance Payment”), which shall be paid in a lump sum within sixty (60) days following the Separation Date.

(c) Outplacement Services. Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement, during the six (6)-month period following the Separation Date, the Company will provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided, however that (i) an expenses for such outplacement services shall be paid by the Company or reimbursed by the Company to the Executive as soon as practicable after such expense is incurred (but in no event later than thirty (30) days after such expense is incurred, provided, the Executive has provided reasonable documentation of such expense), and (ii) the total amount of the expenses paid or reimbursed by the Company pursuant to this Section 2(c) (the “Outplacement Reimbursement”) shall not exceed $50,000.

(d) Equity Awards. As of the date of this Agreement, the Executive holds (x) 106,260 restricted stock units (the “2021 RSUs”) and 159,390 performance-based restricted stock units (the “2021 PSUs”), in each case, granted pursuant to an award agreement by and between Parent and the Executive, dated February 19, 2021 (collectively, the “2021 Award Agreements”) and the Noble Corporation plc 2022 Long-Term Incentive Plan (the “Plan”) and (y) 20,078 restricted stock units (the “2022 RSUs”) and 30,116 performance-based restricted stock units (the “2022 PSUs”), in each case, granted pursuant to an award agreement by and between Parent and the Executive, dated February 3, 2022 (collectively, the “2022 Award Agreements” and, together with the 2021 Award Agreements, the “Equity Agreements”) and the Plan. For

purposes of the Equity Agreements and related awards, the parties agree to treat Executive’s equity thereunder as though a Change of Control has occurred for purposes of same. The 2021 PSUs will be eligible to vest in accordance with the terms of the applicable 2021 Award Agreement and the Plan, based on the Company’s actual performance, and subject to the terms of that certain Notice of Change to PSU Performance Metrics dated September 30, 2022 (the “PSU Notice”). Provided that the Second Release Effective Date occurs, as of the Separation Date (i) except with respect to those performance metrics for which performance was fixed as provided by the Parent Board in the PSU Notice, the 2022 PSUs will be deemed vested based on achievement of the “target” level of performance in accordance with the applicable 2022 Award Agreement and (ii) in accordance with the terms of the applicable Equity Agreements, the 2021 RSUs and 2022 RSUs will, to the extent then unvested, accelerate and vest in full (collectively, the “Equity Acceleration”). For the avoidance of doubt, other than the Equity Agreements, the Executive will not be eligible to receive any additional equity awards following the date of this Agreement. The Equity Acceleration, the Severance Payment, and the Outplacement Reimbursement, are collectively referred to herein as the “Severance Benefits”.

(e) No Other Compensation. The Executive acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Executive and the Company.

3. Release.

(a) In consideration for the payments and benefits to be provided to the Executive pursuant to this Agreement, which are conditioned on the Executive’s execution of this Agreement, and to which the Executive would not otherwise be entitled at this time, and other good and valuable consideration, the receipt and sufficiency of which the Executive hereby acknowledges, on the Executive’s own behalf and on behalf of the Executive’s heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through the Executive, the Executive hereby releases and forever discharges the Company and its affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which the Executive now has or ever has had against the Released Parties, or any of them, in any way related to, connected with or arising out of the Executive’s employment and/or other relationship with the Company or any of its affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour laws, wage payment and fair employment practices laws of the state or states in which the Executive has provided services to the Company (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that the Executive signs this Agreement, and the Executive hereby waives all such Claims.

(b) The Executive understands that nothing contained in this Section 3 shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that the Executive hereby agrees to waive the Executive’s right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by the Executive or by anyone else on the Executive’s behalf. The Executive further understands that nothing contained in this Section 3 shall be construed to limit, restrict or in any other way affect the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity. For the avoidance of doubt, no provision of this Agreement shall be construed as prohibiting or restricting the Executive (or the Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(c) The Executive acknowledges that the Executive will continue to be bound by the Executive’s obligations under the Employment Agreement that survive the termination of the Executive’s employment on the Separation Date by the terms thereof or by necessary implication, including without limitation the confidentiality, nonsolicitation and cooperation covenants set forth therein (all of the foregoing obligations, the “Continuing Obligations”). The Executive further acknowledges that the obligation of the Company to pay or provide the Severance Benefits, and the Executive’s right to retain the same, are expressly conditioned upon the Executive’s continued performance of the Executive’s obligations hereunder and of the Continuing Obligations.

(d) The Executive understands that nothing contained in this Section 3 will adversely affect the Executive’s rights to enforce the terms of this Agreement or any compensation arrangement specifically referenced herein, or any vested or continuing rights pursuant to Company-sponsored health, welfare, incentive, and retirement plans, and shall not adversely affect the Executive’s right to any indemnification to which the Executive would otherwise be entitled to under, without limitation, any charter document of the Company, Parent or any affiliate, any insurance policy or Section 12 of the Employment Agreement, by reason of services the Executive rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.

(e) Subject to Section 3(b), the Executive agrees that the Executive will not disparage or criticize the Company, its affiliates, their business, their directors, management or their products or services. The Company agrees that it will direct the officers of the Company as of the date of termination and the members of the Board not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. Notwithstanding the foregoing, nothing contained in this Section 3(e) shall preclude the Executive or the Company’s employees or directors from making truthful statements that are required by applicable law, regulation or governmental investigation or are pursuant to legal process.

4. Return of Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which came into the Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the Separation Date, or any time prior thereto at the Company’s request, the Executive shall return to the Company all such property of the Company. Notwithstanding the foregoing, the Executive may retain his contacts and calendar along with his Company-provided laptop, printer, iPad, and phone. The Company may have an IT specialist scrub such equipment for any proprietary or confidential information on or immediately prior to the Separation Date.

5. No Assignments; Binding Effect. Except as provided in this Section 5, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operations and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate or designated beneficiary, in the event of the Executive’s death), and their respective permitted successors and assigns.

6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

7. Venue. The Executive and the Company agree to submit to the exclusive jurisdiction of the courts of the State of Texas in connection with any dispute arising out of this Agreement.

8. Entire Agreement; Restrictive and Other Covenants. The Executive understands that this Agreement, the Equity Agreements, all relevant plans referred to herein and the sections of the Employment Agreement that survive termination, including but not limited to the Continuing Obligations, constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Released Parties. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive.

9. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be done in accordance with Section 15 of the Employment Agreement.

10. Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.

11. Withholding; Code Section 409A.

(a) Withholding. The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any authorized or required reductions.

(b) Section 409A.

(i) The intent of the parties is that all payments, compensation and benefits contemplated hereunder that are subject to “Section 409A” (as defined in the Employment Agreement) will be paid or provided in compliance with Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent. The provisions of the Employment Agreement relating to Section 409A, including Section 17(c) of the Employment Agreement, are hereby incorporated into this Agreement with full force and effect and shall be deemed to apply mutatis mutandis.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” If the Executive is deemed on the date of Executive’s separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

12. Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days; (c) fully understands the significance of all of the terms and conditions of this Agreement; (d) has been advised to consult with an attorney before executing this Agreement and the Executive has done so or, after careful reading and consideration, has chosen not to do so of the Executive’s own volition; and (e) is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing and not revoking this Agreement.

13. Initial Consideration and Revocation Period; Effectiveness. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company but agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Company’s Chief Executive Officer, within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Company’s Chief Executive Officer by no later than the seventh (7th) day after the date that the Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs this Agreement. In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void.

14. Re-Execution of Agreement. The Company’s obligations under Sections 2(b), 2(c) and 2(d) of this Agreement are strictly contingent upon the Executive’s (or, as applicable, Executive’s estate or representative) re-execution and non-revocation of this Agreement within twenty-one (21) days following the Separation Date. The date of the Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date.” By re-executing this Agreement, the Executive advances to the Re-Execution Date Executive’s general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 3 of this Agreement. The Executive (or, as applicable, Executive’s estate or representative) shall have seven (7) calendar days from the Re-Execution Date to revoke his re-execution of this Agreement by indicating the Executive’s desire to do so in writing delivered to the Company’s Chief Executive Officer by no later than the seventh (7th) day after the Re-Execution Date. In the event of no revocation by the Executive (or, as applicable, Executive’s estate or representative), the date of the releases and covenants set forth in Section 3 of this Agreement shall be advanced through the Re-Execution Date on the eighth (8th) day after the Re-Execution Date (the “Second Release Effective Date”). In the event of such revocation by the Executive(or, as applicable, Executive’s estate or representative), the date of the releases and covenants set forth in Section 3 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement and the Company shall not be obligated to provide the consideration in Sections 2(b), 2(c) and 2(d) of this Agreement.

15. Third Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Except and to the extent set forth in the preceding sentence and as otherwise set forth in this Agreement, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.

16. Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Transition and Retirement Agreement as of the date set forth below.

NOBLE SERVICES COMPANY LLC

By: /s/ Robert W. Eifler	Dated: February 3, 2023
Name: Robert W. Eifler
Title: Chief Executive Officer

NOBLE CORPORATION PLC

By: /s/ Robert W. Eifler	Dated: February 3, 2023
Name: Robert W. Eifler
Title: Chief Executive Officer

EXECUTIVE /s/ William Turcotte Print Name: William Turcotte	Dated: February 3, 2023

RE-EXECUTED (ON OR FOLLOWING THE SEPARATION DATE)	Dated: ____________

Print Name: William Turcotte

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